Exhibit 28(d)(7)

THE TETON WESTWOOD MID-CAP EQUITY FUND

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is effective as of the 31st day of January, 2014, by and between The TETON Westwood Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, The TETON Westwood Mid-Cap Equity Fund (the “Fund”) and each of the Fund’s classes of shares listed on Appendix A (each, a “Class”), and the Fund’s investment adviser, Teton Advisors, Inc. (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Fund and the Adviser dated as of the 20th day of May, 2013 (the “Investment Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Operating Expenses for each Class (as that term is defined in paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Fund desires to allow the Adviser to implement those limits on behalf of each Class;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit the Operating Expenses for each Class to an annual rate, expressed as a percentage of the average annual net assets of each respective Class to the amounts listed in Appendix A (the “Annual Limits”). In the event that the current Operating Expenses of a particular Class, as accrued each month, exceed its Annual Limit, the Adviser will pay to the Fund, on behalf of that Class, on a monthly basis, the excess expense within a reasonable time after being notified that an excess expense payment is due.

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to each Class, is defined to include all expenses necessary or appropriate for the operation of each Class, including the Adviser’s investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

Exhibit 28(d)(7)

3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement made in the prior three fiscal years.

4. TERM. This Agreement shall become effective on January 31, 2014 and shall remain in effect indefinitely and for a period of not less than one year, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Directors of the Fund (the “Board”), on behalf of each Class, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board, which consent will not be unreasonably withheld. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulation promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

Exhibit 28(d)(7)

THE TETON WESTWOOD FUNDS,		TETON ADVISORS, INC.
on behalf of THE TETON WESTWOOD
MID-CAP EQUITY FUND, on behalf of each of the Classes listed on Appendix A

By:	/s/ Agnes Mullady	By:	/s/ Nicholas Galluccio
Name:	Agnes Mullady	Name:	Nicholas Galluccio
Title:	Treasurer	Title:	President & CEO

Exhibit 28(d)(7)

APPENDIX A

Class	Operating Expense Limit
Class A	1.75%
Class C	2.25%
Class I	1.25%
Class AAA	1.50%